Delaware Investments (R)
A member of Lincoln Financial Group

Delaware Investments Colorado Insured Municipal Income Fund, Inc. - Preferred classes A and B
Delaware Investments Florida Insured Municipal Income Fund - Preferred classes A and B

July 11, 2007

Dear Preferred Shareholder:

Recently, we distributed proxy materials regarding the Meeting of Shareholders of the funds/classes referenced above. This meeting is scheduled for August 15, 2007 at 4:00 p.m., Eastern time at 2001 Market Street, 2nd Floor Auditorium, Philadelphia, PA 19103. To date, our records indicate that we have not received your voting instructions.

YOUR VOTE IS IMPORTANT!

After careful review, your Board has recommended that shareholders vote to approve the proposals, as described in the Proxy Statement we previously sent you. We urge you to act promptly in order to allow us to obtain a sufficient number of votes, avoid the cost of additional solicitation and the possibility of a meeting adjournment. Your vote is important no matter how many shares you own. In order for your vote to be represented, we must receive your instructions prior to the meeting to be held on August 15, 2007. If you have any questions, please call toll-free 1-877-520-8548.

For your convenience, please utilize one of the easy methods below to register your vote:

1. By Touch-tone Phone.
Dial the toll-free number found on your proxy card(s) and follow the simple instructions.

2. By Internet.
Visit www.proxyvote.com and follow the simple instructions after entering the control number located on your proxy card(s).

3. By Mail.
Simply return your executed proxy card(s) in the enclosed postage paid envelope.

Please try to utilize either option 1 or 2 to register your vote so it may be received in time for the meeting.

For the reasons set forth in the Proxy Statement dated July 2, 2007, your Board believes that the proposals are in the best interest of shareholders and recommends a vote FOR the proposals. Please note that a Fund's Preferred Shares held in "street name" may be voted under certain conditions by broker-dealer firms with respect to proposals 2 and 3, and counted for purposes of establishing a quorum if no instructions are received one business day before the Meeting, or, if adjourned, one business day before the day to which the Meeting is adjourned. These conditions include (i) at least 30% of the Fund's Preferred Shares outstanding have voted on each of Proposals 2 and 3, (ii) less than 10% of the Fund's Preferred Shares outstanding have voted against Proposals 2 or 3 and (iii) holders of the Fund's Common Shares have voted to approve Proposals 2 and 3. In such instances, the broker-dealer firm will vote the Fund's Preferred Shares with respect to Proposals 2 and 3 in the same proportion, respectively, as the votes cast by all holders of the Fund's Preferred Shares who have voted on Proposals 2 and 3.

If you have any questions regarding the meeting agenda or the execution of your proxy, please call Computershare Fund Services toll-free at 1-877-520-8548. Thank you for your prompt attention.

BEN OBO_NOBO